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                                   EXHIBIT 11

                       COMPUTATION OF PER SHARE EARNINGS

                   (in thousands, except earnings per share)



                                                                       September 28, 1997   September 29, 1996     October 1, 1995
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
CALCULATION OF EARNINGS PER
COMMON AND COMMON EQUIVALENT
SHARE  - PRIMARY:

Net earnings ($)                                                             57,412               42,128               26,102
==================================================================================================================================
Weighted average shares outstanding calculation:
Weighted average number of common shares outstanding                         78,359               73,849               68,898

Dilutive effect of outstanding common stock options and warrants              3,279                3,115                2,411
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Weighted average shares outstanding                                          81,638               76,964               71,309
==================================================================================================================================

Earnings per share ($)                                                         0.70                 0.55                 0.37
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CALCULATION OF EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE

- FULLY DILUTED(1):

Net earnings calculation:

Net earnings ($)                                                             57,412               42,128               26,102

Add after tax interest expense on debentures                                  4,300                1,248                   --

Add after tax amortization of issuance costs related to the debentures          354                   93                   --

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  Adjusted net earnings ($)                                                  62,066               43,469               26,102
==================================================================================================================================
Weighted average shares outstanding calculation:

Weighted average number of common shares outstanding                         78,359               73,849               68,898

Dilutive effect of outstanding common stock options and warrants              3,774                3,956                3,011

Assuming conversion of convertible subordinated debentures                    7,098                3,026                   --
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Weighted average shares outstanding                                          89,231               80,831               71,909
==================================================================================================================================

Earnings per common and common equivalent share - fully diluted ($)            0.70                 0.54                 0.36
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(1) Fully diluted earnings per share assumes conversion of the Company's convertible subordinated debentures using the "if converted" method, when such securities are dilutive, with income adjusted for the after-tax interest expense and amortization applicable to these debentures.



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